Exhibit 99.1

ServisFirst Bancshares, Inc. Announces Results For First Quarter of 2023

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 17, 2023--ServisFirst Bancshares, Inc. (NYSE: SFBS), today announced earnings and operating results for the quarter ended March 31, 2023.

First Quarter 2023 Highlights:

  Diluted earnings per share were $1.06 for the first quarter of 2023, unchanged from the first quarter of 2022. When adjusting for income on Paycheck Protection Program (“PPP”) loans in 2022, diluted earnings per share increased 7% over the first quarter of 2022. (1)
  An increase of 23% in new accounts opened year-over-year.
  Deposit balances grew $69 million during the first quarter of 2023 while the deposit pipeline increased by $244 million, or 51%.
  Available liquidity sources totaled $8.4 billion as of March 31, 2023.
  Return on assets increased from 1.53% to 1.63% year-over-year.
  Book value per share grew from $21.61 to $24.63, or 14%, year-over-year.
  No brokered deposits or FHLB borrowings as of March 31, 2023.
  Bank level Tier 1 capital to average assets increased from 8.08% to 9.91% year-over-year.
  Industry-leading credit quality measures.

Tom Broughton, Chairman, President and CEO, said, “Our business model has proven itself over the past 18 years and we continue to attract new customers with a 23% increase in new accounts opened year-over-year due to our financial stability, our commitment to customer service, and our team of responsive bankers.”

Bud Foshee, CFO, said, “We are pleased with a very good first quarter of growth in profitability, liquidity, and capital while maintaining pristine credit quality.”

(1) See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" for a discussion of these Non-GAAP financial measures

FINANCIAL SUMMARY (UNAUDITED)
(In thousands except share and per share amounts)

	Period Ending March 31, 2023	Period Ending December 31, 2022	% Change From Period Ending December 31, 2022 to Period Ending March 31, 2023	Period Ending March 31, 2022	% Change From Period Ending March 31, 2022 to Period Ending March 31, 2023
QUARTERLY OPERATING RESULTS
Net Income	$57,971	$67,724	(14)%	$57,613	1%
Net Income Available to Common Stockholders	$57,971	$67,693	(14)%	$57,613	1%
Diluted Earnings Per Share	$1.06	$1.24	(15)%	$1.06	-%
Return on Average Assets	1.63%	1.89%		1.53%
Return on Average Common Stockholders' Equity	17.83%	21.27%		20.09%
Average Diluted Shares Outstanding	54,534,482	54,537,685		54,522,042

BALANCE SHEET
Total Assets	$14,566,559	$14,595,753	-%	$15,339,419	(5)%
Loans	11,629,802	11,687,968	-%	9,898,957	17%
Non-interest-bearing Demand Deposits	2,898,736	3,321,347	(13)%	4,889,495	(41)%
Total Deposits	11,615,317	11,546,805	1%	12,408,755	(6)%
Stockholders' Equity	1,339,817	1,297,896	3%	1,172,975	14%

DETAILED FINANCIALS

ServisFirst Bancshares, Inc. reported net income and net income available to common stockholders of $58.0 million for the quarter ended March 31, 2023, compared to net income and net income available to common stockholders of $57.6 million for the same quarter in 2022. Basic and diluted earnings per common share were $1.07 and $1.06, respectively, for the first quarter of 2023, compared to $1.06 for both in the first quarter of 2022.

Annualized return on average assets was 1.63% and annualized return on average common stockholders’ equity was 17.83% for the first quarter of 2023, compared to 1.53% and 20.09%, respectively, for the first quarter of 2022.

Net interest income was $108.3 million for the first quarter of 2023, compared to $122.4 million for the fourth quarter of 2022 and $105.7 million for the first quarter of 2022. The net interest margin in the first quarter of 2023 was 3.15% compared to 3.52% in the fourth quarter of 2022 and 2.89% in the first quarter of 2022. Loan yields were 5.70% during the first quarter of 2023 compared to 5.32% during the fourth quarter of 2022 and 4.29% during the first quarter of 2022. Investment yields were 2.54% during the first quarter of 2023, compared to 2.49% during the fourth quarter of 2022 and 2.17% during the first quarter of 2022. Average interest-bearing deposit rates were 2.68% during the first quarter of 2023, compared to 1.70% during the fourth quarter of 2022 and 0.31% during the first quarter of 2022. Average federal funds purchased rates were 4.67% during the first quarter of 2023, compared to 3.75% during the fourth quarter of 2022 and 0.23% during the first quarter of 2022.

Average loans for the first quarter of 2023 were $11.65 billion, an increase of $166.4 million, or 5.9% annualized, over average loans of $11.49 billion for the fourth quarter of 2022, and an increase of $2.00 billion, or 20.8%, over average loans of $9.65 billion for the first quarter of 2022.

Average total deposits for the first quarter of 2023 were $11.50 billion, an increase of $118.9 million, or 4.2%, annualized, over average total deposits of $11.39 billion for the fourth quarter of 2022, and a decrease of $875.0 million, or 7.1%, over average total deposits of $12.38 billion for the first quarter of 2022.

Non-performing assets to total assets were 0.12% for the first quarter of 2023, unchanged compared to 0.12% for the fourth quarter of 2022, and a decrease of two basis points compared to 0.14% for the first quarter of 2022. Annualized net charge-offs to average loans were 0.05% for the first quarter of 2023, compared to 0.06% and 0.11% for the fourth quarter of 2022 and first quarter of 2022, respectively. The allowance for credit losses as a percentage of total loans at March 31, 2023, December 31, 2022 and March 31, 2022, was 1.28%, 1.25%, and 1.21%, respectively. We recorded a $4.2 million provision for credit losses in the first quarter of 2023 compared to $7.1 million in the fourth quarter of 2022, and $5.4 million in the first quarter of 2022.

Non-interest income decreased $1.6 million, or 20.5%, to $6.3 million for the first quarter of 2023 from $7.9 million in the first quarter of 2022, and decreased $645,000, or 9.3%, on a linked quarter basis. Service charges on deposit accounts decreased $208,000, or 9.7%, to $1.9 million from the first quarter of 2022 to the first quarter of 2023, and increased $68,000, or 3.6%, on a linked quarter basis. Mortgage banking revenue decreased $84,000, or 16.0%, to $442,000 from the first quarter of 2022 to the first quarter of 2023, and decreased $72,000, or 14.0%, on a linked quarter basis. Net credit card revenue decreased $683,000, or 28.8%, to $1.7 million during the first quarter of 2023, compared to $2.4 million during the first quarter of 2022, and decreased $572,000, or 25.3%, on a linked quarter basis. The number of credit card accounts increased approximately 8.2% and the aggregate amount of spend on all credit card accounts increased 14.7% during the first quarter of 2023 compared to the first quarter of 2022. Cash surrender value life insurance increased $13,000, or 0.8%, to $1.6 million during the first quarter of 2023, compared to $1.6 million during the first quarter of 2022, and increased $21,000, or 1.3%, on a linked quarter basis. Other operating income for the first quarter of 2023 decreased $4.0 million, or 86.3%, to $635,000 from $4.6 million in the first quarter of 2022, and decreased $90,000, or 12.4%, on a linked quarter basis. Other income in the first quarter of 2022 included $3.4 million of income on our interest rate cap. We did not recognize any income on the cap during the first quarter of 2023 and $162,000 during the fourth quarter of 2022. Merchant service revenue increased by $118,000, or 35.2%, to $455,000, during the first quarter of 2023, from $336,000 during the first quarter of 2022, and decreased $35,000, or 7.2%, on a linked quarter basis.

Non-interest expense for the first quarter of 2023 increased $2.4 million, or 6.6%, to $39.7 million from $37.2 million in the first quarter of 2022, and increased $1.6 million, or 4.1%, on a linked quarter basis. Salary and benefit expense for the first quarter of 2023 increased $765,000, or 4.2%, to $19.1 million from $18.3 million in the first quarter of 2022, and decreased $164,000, or 0.9%, on a linked quarter basis. The number of FTE employees increased by 62 to 573 at March 31, 2023 compared to 511 at March 31, 2022, and increased by 2 from the end of the fourth quarter of 2022. Equipment and occupancy expense increased $502,000, or 17.1%, to $3.4 million in the first quarter of 2023, from $2.9 million in the first quarter of 2022, and increased $172,000, or 5.3% on a linked-quarter basis. Third party processing and other services expense increased $1.7 million, or 30.0%, to $7.3 million in the first quarter of 2023, from $5.6 million in the first quarter of 2022, and decreased $886,000, or 10.8%, on a linked-quarter basis. The increase year-over-year in third party processing also includes Federal Reserve Bank charges related to correspondent bank settlement activities. Professional services expense increased $662,000, or 66.7%, to $1.7 million in the first quarter of 2023, from $992,000 in the first quarter of 2022, and increased $732,000, or 79.4%, on a linked quarter basis. FDIC and other regulatory assessments increased $385,000, or 34.0%, to $1.5 million in the first quarter of 2023, from $1.1 million in the first quarter of 2022, and increased $206,000, or 15.7%, on a linked quarter basis. Other operating expenses for the first quarter of 2023 decreased $1.6 million, or 18.8%, to $6.7 million from $8.3 million in the first quarter of 2022, and increased $1.7 million on a linked-quarter basis. The efficiency ratio was 34.60% during the first quarter of 2023 compared to 32.74% during the first quarter of 2022 and compared to 29.45% during the fourth quarter of 2022.

Income tax expense decreased $687,000, or 5.1%, to $12.8 million in the first quarter of 2023, compared to $13.5 million in the first quarter of 2022. Our effective tax rate was 18.07% for the first quarter of 2023 compared to 18.96% for the first quarter of 2022. We recognized an aggregate of $3.9 million in credits during the first quarter of 2023 related to investments in tax credit partnerships, compared to an aggregate of $3.3 million in credits during the first quarter of 2022. We recognized a reduction in provision for income taxes resulting from excess tax benefits from the exercise and vesting of stock options and restricted stock during the first quarter of 2023 and 2022 of $1.1 million and $572,000, respectively.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

We originated over 7,400 PPP loans with an aggregate balance of approximately $1.5 billion during the COVID-19 pandemic. At March 31, 2022, we had outstanding PPP loans of $107.6 million. Financial measures in this press release that are presented adjusted for our PPP activities are net income available to common stockholders and diluted earnings per share. These financial measures exclude the impact of PPP loans, net of tax, and are considered non-GAAP financial measures. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that these non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use. The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures as of and for the comparative periods presented in this press release. Dollars are in thousands, except share and per share data.

Three Months Ended March 31, 2022
Net income - GAAP	$57,613
Adjustments:
PPP loan income	(4,869)
Tax on adjustment	1,222
Adjusted net income - non-GAAP	$53,966

Diluted earnings per share - GAAP	$1.06
Adjustments:
PPP loan income	(0.09)
Tax on adjustment	0.02
Adjusted diluted earnings per share - non-GAAP	$0.99

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Mobile, Montgomery and Dothan, Alabama, Northwest Florida, West Central Florida, Nashville, Tennessee, Atlanta, Georgia, Charleston, South Carolina, and Charlotte and Asheville, North Carolina.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," “plan,” “intend,” “will,” “could,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including, but not limited to: the global health and economic crisis precipitated by the COVID-19 outbreak; general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves, interest rate spread relationships and inflation; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes as a result of our reclassification as a large financial institution by the FDIC; changes in our loan portfolio and the deposit base; economic crisis and associated credit issues in industries most impacted by the COVID-19 outbreak; possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives and the ability of the U.S. Congress to increase the U.S. statutory debt limit as needed; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the credit worthiness of customers and the possible impairment of the collectability of loans and the value of collateral; the effect of natural disasters, such as hurricanes and tornados, in our geographic markets; the effect of data breaches, cyberattacks or other data security issues; and increased competition from both banks and non-bank financial institutions. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbancshares.com or by calling (205) 949-0302.

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands except share and per share data)
	1st Quarter 2023	4th Quarter 2022	3rd Quarter 2022	2nd Quarter 2022	1st Quarter 2022
CONSOLIDATED STATEMENT OF INCOME
Interest income	$181,322	$170,273	$149,299	$126,555	$113,188
Interest expense	73,021	47,889	22,881	10,187	7,466
Net interest income	108,301	122,384	126,418	116,368	105,722
Provision for credit losses	4,197	7,135	15,603	9,507	5,362
Net interest income after provision for credit losses	104,104	115,249	110,815	106,861	100,360
Non-interest income	6,321	6,966	8,939	9,506	7,948
Non-interest expense	39,664	38,092	42,685	39,821	37,218
Income before income tax	70,761	84,123	77,069	76,546	71,090
Provision for income tax	12,790	16,399	13,038	14,410	13,477
Net income	57,971	67,724	64,031	62,136	57,613
Preferred stock dividends	-	31	-	31	-
Net income available to common stockholders	$57,971	$67,693	$64,031	$62,105	$57,613
Earnings per share - basic	$1.07	$1.25	$1.18	$1.14	$1.06
Earnings per share - diluted	$1.06	$1.24	$1.17	$1.14	$1.06
Average diluted shares outstanding	54,534,482	54,537,716	54,528,554	54,532,385	54,522,042

CONSOLIDATED BALANCE SHEET DATA
Total assets	$14,566,559	$14,595,753	$13,890,030	$14,494,317	$15,339,419
Loans	11,629,802	11,687,968	11,278,614	10,617,320	9,898,957
Debt securities	1,646,937	1,678,936	1,714,603	1,790,218	1,617,977
Non-interest-bearing demand deposits	2,898,736	3,321,347	3,661,936	4,686,511	4,889,495
Total deposits	11,615,317	11,546,805	11,051,915	11,772,337	12,408,755
Borrowings	65,417	64,726	64,721	64,716	64,711
Stockholders' equity	1,339,817	1,297,896	1,242,589	1,211,918	1,172,975

Shares outstanding	54,398,025	54,326,527	54,324,007	54,306,875	54,282,132
Book value per share	$24.63	$23.89	$22.87	$22.32	$21.61
Tangible book value per share (1)	$24.38	$23.64	$22.62	$22.07	$21.36

SELECTED FINANCIAL RATIOS (Annualized)
Net interest margin	3.15%	3.52%	3.64%	3.26%	2.89%
Return on average assets	1.63%	1.89%	1.77%	1.67%	1.53%
Return on average common stockholders' equity	17.83%	21.27%	20.49%	20.93%	20.09%
Efficiency ratio	34.60%	29.45%	31.54%	31.64%	32.74%
Non-interest expense to average earning assets	1.15%	1.10%	1.23%	1.11%	1.02%

CAPITAL RATIOS (2)
Common equity tier 1 capital to risk-weighted assets	10.01%	9.54%	9.37%	9.59%	9.86%
Tier 1 capital to risk-weighted assets	10.02%	9.54%	9.37%	9.59%	9.87%
Total capital to risk-weighted assets	11.54%	11.06%	10.91%	11.12%	11.43%
Tier 1 capital to average assets	9.49%	9.29%	8.84%	8.19%	7.67%
Tangible common equity to total tangible assets (1)	9.11%	8.81%	8.86%	8.28%	7.56%

(1) This press release also contains certain non-GAAP financial measures, including tangible common stockholders’ equity, total tangible assets, tangible book value per share and tangible common equity to total tangible assets, each of which excludes goodwill associated with our acquisition of Metro Bancshares, Inc. in January 2015.

(2) Regulatory capital ratios for most recent period are preliminary.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	March 31, 2023	March 31, 2022	% Change
ASSETS
Cash and due from banks	$139,175	$103,439	35%
Interest-bearing balances due from depository institutions	725,318	3,315,312	(78)%
Federal funds sold	6,478	24,638	(74)%
Cash and cash equivalents	870,971	3,443,389	(75)%
Available for sale debt securities, at fair value	624,948	784,673	(20)%
Held to maturity debt securities (fair value of $937,960 at March 31, 2023 and $799,347 at March 31, 2022)	1,021,989	833,304	23%
Restricted equity securities	7,307	7,734	(6)%
Mortgage loans held for sale	1,651	403	310%
Loans	11,629,802	9,898,957	17%
Less allowance for credit losses	(148,965)	(119,463)	25%
Loans, net	11,480,837	9,779,494	17%
Premises and equipment, net	60,093	59,908	-%
Goodwill and other identifiable intangible assets	13,615	13,615	-%
Other assets	485,148	416,899	16%
Total assets	$14,566,559	$15,339,419	(5)%
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$2,898,736	$4,889,495	(41)%
Interest-bearing	8,716,581	7,519,260	16%
Total deposits	11,615,317	12,408,755	(6)%
Federal funds purchased	1,480,160	1,639,238	(10)%
Other borrowings	65,417	64,711	1%
Other liabilities	65,848	53,740	23%
Total liabilities	13,226,742	14,166,444	(7)%
Stockholders' equity:
Preferred stock, par value $0.001 per share; 1,000,000 authorized and undesignated at March 31, 2023 and March 31, 2022	-	-
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 54,398,025 shares issued and outstanding at March 31, 2023, and 100,000,000 shares authorized; 54,282,132 shares issued and outstanding at March 31, 2022	54	54	-%
Additional paid-in capital	229,631	227,127	1%
Retained earnings	1,152,681	956,169	21%
Accumulated other comprehensive loss	(43,049)	(10,875)	296%
Total stockholders' equity attributable to ServisFirst Bancshares, Inc.	1,339,317	1,172,475	14%
Noncontrolling interest	500	500	-%
Total stockholders' equity	1,339,817	1,172,975	14%
Total liabilities and stockholders' equity	$14,566,559	$15,339,419	(5)%

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	Three Months Ended March 31,
	2023	2022
Interest income:
Interest and fees on loans	$163,732	$103,105
Taxable securities	10,895	8,223
Nontaxable securities	21	43
Federal funds sold	614	13
Other interest and dividends	6,060	1,804
Total interest income	181,322	113,188
Interest expense:
Deposits	55,713	5,843
Borrowed funds	17,308	1,623
Total interest expense	73,021	7,466
Net interest income	108,301	105,722
Provision for credit losses	4,197	5,362
Net interest income after provision for credit losses	104,104	100,360
Non-interest income:
Service charges on deposit accounts	1,934	2,142
Mortgage banking	442	526
Credit card income	1,689	2,372
Securities losses	-	(3,335)
Increase in cash surrender value life insurance	1,621	1,608
Other operating income	635	4,635
Total non-interest income	6,321	7,948
Non-interest expense:
Salaries and employee benefits	19,066	18,301
Equipment and occupancy expense	3,435	2,933
Third party processing and other services	7,284	5,605
Professional services	1,654	992
FDIC and other regulatory assessments	1,517	1,132
Other real estate owned expense	6	3
Other operating expense	6,702	8,252
Total non-interest expense	39,664	37,218
Income before income tax	70,761	71,090
Provision for income tax	12,790	13,477
Net income	57,971	57,613
Net income available to common stockholders	$57,971	$57,613
Basic earnings per common share	$1.07	$1.06
Diluted earnings per common share	$1.06	$1.06
LOANS BY TYPE (UNAUDITED)
(In thousands)

	1st Quarter 2023	4th Quarter 2022	3rd Quarter 2022	2nd Quarter 2022	1st Quarter 2022
Commercial, financial and agricultural	$3,081,926	$3,145,317	$3,104,155	$2,966,040	$2,955,927
Real estate - construction	1,469,670	1,532,388	1,433,698	1,383,155	1,164,690
Real estate - mortgage:
Owner-occupied commercial	2,243,436	2,199,280	2,145,621	2,026,807	1,919,811
1-4 family mortgage	1,138,645	1,146,831	1,089,826	1,015,698	926,697
Other mortgage	3,624,071	3,597,750	3,438,762	3,160,510	2,869,158
Subtotal: Real estate - mortgage	7,006,152	6,943,861	6,674,209	6,203,015	5,715,666
Consumer	72,054	66,402	66,552	65,110	62,674
Total loans	$11,629,802	$11,687,968	$11,278,614	$10,617,320	$9,898,957

SUMMARY OF CREDIT LOSS EXPERIENCE (UNAUDITED)
(Dollars in thousands)
	1st Quarter 2023	4th Quarter 2022	3rd Quarter 2022	2nd Quarter 2022	1st Quarter 2022
Allowance for credit losses:
Beginning balance	$146,297	$140,967	$128,387	$119,463	$116,660

Loans charged off:
Commercial financial and agricultural	1,257	2,116	2,902	1,667	2,574
Real estate - construction	-	-	-	-	-
Real estate - mortgage	26	-	170	23	27
Consumer	390	200	261	123	75
Total charge offs	1,673	2,316	3,333	1,813	2,676
Recoveries:
Commercial financial and agricultural	128	393	297	1,217	105
Real estate - construction	3	-	-	-	-
Real estate - mortgage	1	-	-	-	-
Consumer	11	118	12	13	12
Total recoveries	143	511	309	1,230	117
Net charge-offs	1,530	1,805	3,024	583	2,559
Provision for credit losses	4,197	7,135	15,604	9,507	5,362
Ending balance	$148,965	$146,297	$140,967	$128,387	$119,463

Allowance for credit losses to total loans	1.28%	1.25%	1.25%	1.21%	1.21%
Allowance for credit losses to total average
loans	1.30%	1.27%	1.29%	1.26%	1.24%
Net charge-offs to total average loans	0.05%	0.06%	0.11%	0.02%	0.11%
Provision for credit losses to total average loans	0.14%	0.25%	0.57%	0.37%	0.23%
Nonperforming assets:
Nonaccrual loans	$13,157	$12,450	$11,655	$10,540	$14,738
Loans 90+ days past due and accruing	4,683	5,391	4,803	4,991	4,686
Other real estate owned and repossessed assets	248	248	1,245	1,207	1,989
Total	$18,088	$18,089	$17,703	$16,738	$21,413

Nonperforming loans to total loans	0.15%	0.15%	0.15%	0.15%	0.20%
Nonperforming assets to total assets	0.12%	0.12%	0.13%	0.12%	0.14%
Nonperforming assets to earning assets	0.13%	0.13%	0.13%	0.12%	0.14%
Allowance for credit losses to nonaccrual loans	1,132.24%	1,175.08%	1,209.50%	1,218.05%	826.19%

Restructured accruing loans		$2,480	$236	$421	$426

Restructured accruing loans to total loans		0.02%	-%	-%	-%

TROUBLED DEBT RESTRUCTURINGS (TDRs) (UNAUDITED)
(In thousands)
		4th Quarter 2022	3rd Quarter 2022	2nd Quarter 2022	1st Quarter 2022
Beginning balance:		$2,041	$2,403	$2,482	$2,576
Additions		444	-	-	-
Net (paydowns) / advances		(5)	(362)	(79)	(94)
Charge-offs		-	-	-	-
Transfer to OREO		-	-	-	-
Ending balance		$2,480	$2,041	$2,403	$2,482

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	1st Quarter 2023	4th Quarter 2022	3rd Quarter 2022	2nd Quarter 2022	1st Quarter 2022
Interest income:
Interest and fees on loans	$163,732	$153,924	$131,375	$111,287	$103,105
Taxable securities	10,895	10,895	11,089	10,515	8,223
Nontaxable securities	21	27	30	37	43
Federal funds sold	614	818	632	93	13
Other interest and dividends	6,060	4,609	6,173	4,623	1,804
Total interest income	181,322	170,273	149,299	126,555	113,188
Interest expense:
Deposits	55,713	33,471	13,655	6,427	5,843
Borrowed funds	17,308	14,418	9,226	3,760	1,623
Total interest expense	73,021	47,889	22,881	10,187	7,466
Net interest income	108,301	122,384	126,418	116,368	105,722
Provision for credit losses	4,197	7,135	15,603	9,507	5,362
Net interest income after provision for credit losses	104,104	115,249	110,815	106,861	100,360
Non-interest income:
Service charges on deposit accounts	1,934	1,866	1,892	2,133	2,142
Mortgage banking	442	514	784	614	526
Credit card income	1,689	2,261	2,612	2,672	2,372
Securities losses	-	-	-	(2,833)	(3,335)
Increase in cash surrender value life insurance	1,621	1,600	1,637	1,633	1,608
Other operating income	635	725	2,014	5,287	4,635
Total non-interest income	6,321	6,966	8,939	9,506	7,948
Non-interest expense:
Salaries and employee benefits	19,066	19,230	19,687	20,734	18,301
Equipment and occupancy expense	3,435	3,263	3,140	2,983	2,933
Third party processing and other services	7,284	8,170	7,213	6,345	5,605
Professional services	1,654	922	1,036	1,327	992
FDIC and other regulatory assessments	1,517	1,311	975	1,147	1,132
Other real estate owned expense	6	239	21	32	3
Other operating expense	6,702	4,957	10,613	7,253	8,252
Total non-interest expense	39,664	38,092	42,685	39,821	37,218
Income before income tax	70,761	84,123	77,069	76,546	71,090
Provision for income tax	12,790	16,399	13,038	14,410	13,477
Net income	57,971	67,724	64,031	62,136	57,613
Dividends on preferred stock	-	31	-	31	-
Net income available to common stockholders	$57,971	$67,693	$64,031	$62,105	$57,613
Basic earnings per common share	$1.07	$1.25	$1.18	$1.14	$1.06
Diluted earnings per common share	$1.06	$1.24	$1.17	$1.14	$1.06

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS (UNAUDITED)
ON A FULLY TAXABLE-EQUIVALENT BASIS
(Dollars in thousands)

	1st Quarter 2023		4th Quarter 2022		3rd Quarter 2022		2nd Quarter 2022		1st Quarter 2022
	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate
Assets:
Interest-earning assets:
Loans, net of unearned income (1)
Taxable	$11,632,439	5.70%	$11,465,538	5.32%	$10,900,105	4.77%	$10,165,470	4.38%	$9,621,484	4.29%
Tax-exempt (2)	18,978	3.36	19,526	6.60	19,852	4.14	23,616	4.09	25,195	4.08
Total loans, net of unearned income	11,651,417	5.70	11,485,064	5.32	10,919,957	4.77	10,189,086	4.38	9,646,679	4.29
Mortgage loans held for sale	1,522	6.40	1,515	3.67	2,906	2.73	471	3.41	927	1.73
Debt securities:
Taxable	1,724,523	2.54	1,755,764	2.49	1,797,560	2.47	1,775,425	2.37	1,518,572	2.17
Tax-exempt (2)	3,781	2.43	4,863	2.39	5,863	2.39	7,148	2.35	8,812	2.36
Total securities (3)	1,728,304	2.54	1,760,627	2.49	1,803,423	2.47	1,782,573	2.37	1,527,384	2.17
Federal funds sold	50,526	4.93	82,656	3.93	102,028	2.46	30,721	1.21	16,639	0.31
Restricted equity securities	9,919	7.69	7,724	7.35	7,724	3.65	7,724	3.74	7,371	3.70
Interest-bearing balances with banks	510,021	4.67	458,115	3.83	945,142	2.56	2,332,412	0.80	3,637,882	0.20
Total interest-earning assets	$13,951,709	5.27	$13,795,701	4.90	$13,781,180	4.30	$14,342,987	3.54	$14,836,882	3.06
Non-interest-earning assets:
Cash and due from banks	106,448		113,823		256,607		204,994		74,534
Net premises and equipment	60,617		60,323		60,155		60,673		61,209
Allowance for credit losses, accrued interest and other assets	279,775		273,964		294,006		297,893		313,560
Total assets	$14,398,549		$14,243,811		$14,391,948		$14,906,547		$15,286,185

Interest-bearing liabilities:
Interest-bearing deposits:
Checking	$1,675,355	1.25%	$1,763,622	0.73%	$1,722,926	0.28%	$1,699,602	0.21%	$1,594,645	0.20%
Savings	134,671	0.94	141,163	0.64	144,368	0.21	134,469	0.18	135,545	0.17
Money market	5,756,642	3.17	5,047,133	2.07	4,444,583	0.89	4,617,021	0.33	4,985,224	0.26
Time deposits	850,639	2.51	860,336	1.69	809,057	1.16	766,225	0.86	792,930	0.91
Total interest-bearing deposits	8,417,307	2.68	7,812,254	1.70	7,120,934	0.76	7,217,317	0.36	7,508,344	0.31
Federal funds purchased	1,389,217	4.67	1,453,445	3.75	1,493,444	2.27	1,550,805	0.79	1,620,012	0.23
Other borrowings	114,726	4.61	64,726	4.23	65,406	4.19	64,713	4.28	64,708	4.28
Total interest-bearing liabilities	$9,921,250	2.98%	$9,330,425	2.04%	$8,679,784	1.05%	$8,832,835	0.46%	$9,193,064	0.33%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	3,086,774		3,572,956		4,410,318		4,824,521		4,870,701
Other liabilities	72,121		77,544		62,093		58,784		59,619
Stockholders' equity	1,358,587		1,307,553		1,263,870		1,205,551		1,156,186
Accumulated other comprehensive (loss) income	(40,183)		(44,667)		(24,117)		(15,144)		6,615
Total liabilities and stockholders' equity	$14,398,549		$14,243,811		$14,391,948		$14,906,547		$15,286,185
Net interest spread		2.29%		2.86%		3.25%		3.08%		2.77%
Net interest margin		3.15%		3.52%		3.64%		3.26%		2.89%

(1)

Average loans include nonaccrual loans in all periods. Loan fees of $3,263, $3,630, $3,849, $5,303, and $6,823 are included in interest income in the first quarter of 2023, fourth quarter of 2022, third quarter of 2022, second quarter of 2022, and first quarter of 2022, respectively.

(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.
(3)

Unrealized (losses) gains on debt securities of $(59,738), $(62,568), $(34,688), $(25,703), and $8,245 for the first quarter of 2023, fourth quarter of 2022, third quarter of 2022, second quarter of 2022, and first quarter of 2022, respectively, are excluded from the yield calculation.

Contacts

ServisFirst Bank
Davis Mange (205) 949-3420
dmange@servisfirstbank.com